Exhibit 99.1

Press release

Nu Ride Inc., Formerly Known as Lordstown Motors Corp., Emerges from Chapter 11 with the New Ticker Symbol “NRDE” on the OTC Pink Market

New York, NY – March 14, 2024 – Nu Ride Inc., formerly known as Lordstown Motors Corp (“Nu Ride” or the “Company”) announced today that it has successfully emerged from bankruptcy pursuant to its confirmed plan of reorganization (the “Plan”). The Plan was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on March 6, 2024. Upon emergence the Company’s common stock was issued a new ticker symbol: “NRDE” on the OTC Pink Market.

Additional information about the Company and the Plan is available on the company’s website (www.nurideinc.com) and in the Company’s filings with the U.S. Securities and Exchange Commission, available at www.sec.gov/edgar.

Please send inquiries to ‘inquiries@nurideinc.com’